Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Lloyd Jarkow	Jody Burfening/Amy Gibbons
Vice President, Corporate Development	212-838-3777
914-421-6700	agibbons@lhai.com
ljarkow@above.net

AboveNet Reports Third Quarter 2009 Adjusted EBITDA of $40.7 Million
on Revenue of $92.4 Million

White Plains, N.Y., November 5, 2009 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high-bandwidth connectivity solutions, announced results for the third quarter and nine months ended September 30, 2009.

“In the third quarter, we maintained this year’s industry-leading pace of revenue and EBITDA growth.  We continued to create operating leverage by layering revenue from new installations onto our recurring revenue base,” said Bill LaPerch, President and Chief Executive Officer.

“Domestic lit services continued to drive our growth, with Metro Ethernet services showing particularly strong gains,” added LaPerch.  “Even in the face of ongoing budget constraints, AboveNet’s high performance and cost-effective Ethernet services continue to gain acceptance among enterprises with high-bandwidth connectivity needs.  We believe this value proposition continues to distinguish AboveNet in the marketplace.”

Third Quarter 2009 Highlights
•
Revenue in the third quarter of 2009 was $92.4 million, an increase of $10.3 million, or 12.5%, compared to the third quarter of 2008. Domestic metro services revenue grew 40.9% to $24.8 million in the third quarter of 2009 from $17.6 million for the third quarter of 2008; domestic WAN services revenue increased 34.6% to $17.1 million in the third quarter of 2009 from $12.7 million for the third quarter of 2008.

•	Adjusted EBITDA increased 41.3% to $40.7 million in the third quarter of 2009 from $28.8 million for the third quarter of 2008.
•	Adjusted EBITDA Margin increased to 44.0% in the third quarter of 2009 compared to 35.1% in the third quarter of 2008.
•	Cash provided by operating activities was $105.0 million for the nine months ended September 30, 2009, compared to $76.4 million during the same period in 2008.
•	Cash used for capital expenditures was $80.0 million for the nine months ended September 30, 2009, compared to $82.9 million during the comparable period in 2008.
•	Cash and cash equivalents at September 30, 2009 were $122.5 million, compared to $87.1 million at December 31, 2008, an increase of $35.4 million.

“Our third quarter results continue to strengthen the Company’s financial resources.  We generated $105.0 million in cash from operating activities for the first nine months of 2009, which more than covered the cash used for capital expenditures of $80.0 million, and increased working capital from $11.8 million at December 31, 2008 to $59.5 million at September 30, 2009,” said Joe Ciavarella, Senior Vice President and Chief Financial Officer.

Stock Split
All share and per share information has been retroactively adjusted to reflect the two-for-one stock split.

Third Quarter Financial Results
Revenue for the three months ended September 30, 2009 was $92.4 million, an increase of 12.5% over the $82.1 million reported for the third quarter of 2008. Included in revenue was contract termination revenue of $0.3 million and $4.4 million, for the third quarter of 2009 and 2008, respectively.

For the three months ended September 30, 2009, revenue from domestic operations was $83.6 million, an increase of 13.3% over the $73.8 million reported for the three months ended September 30, 2008. Revenue from domestic metro services totaled $24.8 million, up 40.9% from $17.6 million for the third quarter of 2008.  Revenue from domestic WAN services was $17.1 million, an increase of 34.6% over the $12.7 million reported for the third quarter ended September 30, 2008. Revenue from domestic fiber infrastructure services totaled $40.5 million, an increase of 6.6% over the $38.0 million reported for the third quarter of 2008. Revenue from our foreign operations, primarily in the U.K., increased to $8.8 million for the third quarter of 2009 from $8.3 million in the prior year period. This increase is due to the increase in revenue in local currency in the U.K., partially offset by the weakening exchange rate of the British pound versus the U.S. dollar in the 2009 quarter compared to the 2008 quarter.

Costs of revenue was $33.9 million for the third quarter of 2009, compared to $32.1 million for the third quarter of 2008, an increase of 5.6%. The increase in costs of revenue reflects increased co-location and third party network costs. There were provisions for equipment impairment of $0.4 million in each of the three month periods ended September 30, 2009 and 2008. Selling, general and administrative expenses were $20.3 million for the third quarter of 2009, compared to $22.9 million for the third quarter of 2008, a decrease of $2.6 million, or 11.4%. The decrease is primarily attributed to the $2.3 million asset abandonment charge recorded in the third quarter of 2008.  The remaining difference reflects the net effect of a reduction in professional fees due to the normalization of our financial reporting, offset in part by increases in payroll-related expenses and non-cash stock-based compensation expense.  Depreciation and amortization expense was $13.5 million for the third quarter of 2009, compared to $12.2 million for the comparable quarter in the prior year.

Operating income was $24.7 million for the third quarter of 2009, compared to $14.9 million for the third quarter of 2008, reflecting an increase of $9.8 million.  The provision for income taxes for the third quarter of 2009 was $0.2 million, compared to $1.9 million for the third quarter of 2008. Net income for the third quarter of 2009 was $22.7 million, or $0.88 per diluted share, compared to $10.4 million, or $0.42 per diluted share, for the third quarter of 2008.

Adjusted EBITDA for the third quarter of 2009 was $40.7 million, compared to $28.8 million for the third quarter of 2008. Adjusted EBITDA Margin was 44.0% for the third quarter of 2009, compared to 35.1% in the comparable quarter of 2008.

Nine Months Ended September 30, 2009 Financial Results
Revenue for the nine months ended September 30, 2009 was $265.8 million, an increase of 15.5% over the $230.1 million reported for the nine months ended September 30, 2008.  Included in revenue was contract termination revenue of $3.0 million and $6.7 million for the first nine months of 2009 and 2008, respectively.

For the nine months ended September 30, 2009, revenue from our domestic operations was $242.3 million, an increase of 17.8% over the $205.7 million in the prior year period.  Revenue from domestic metro services totaled $69.4 million, up 43.1% from $48.5 million in the first nine months of 2008. Revenue from domestic WAN services was $49.4 million, an increase of 40.3% over the $35.2 million reported for the first three quarters of 2008. Revenue from domestic fiber infrastructure services totaled $118.1 million, an increase of 5.5% over the $111.9 million reported for the nine months ended September 30, 2008.   Revenue from our foreign operations, primarily in the U.K., decreased to $23.5 million in the first nine months of 2009 from $24.4 million in the prior year period. This decrease was attributable to the weakening exchange rate of the British pound compared to the U.S. dollar during the two periods.

Costs of revenue was $95.6 million for the nine months ended September 30, 2009, compared to $94.5 million for the nine months ended September 30, 2008, an increase of $1.1 million.  The increase in costs of revenue was related to higher co-location costs and increased payroll (due to the full year effect of headcount hired in 2008 and new headcount in 2009), partially offset by the savings of costs incurred for temporary capacity in 2008 that were not required in 2009.  Included in domestic costs of revenue for the nine month period ended September 30, 2009 was a $0.9 million provision for equipment impairment.  Selling, general and administrative expenses were $61.1 million for the first nine months of 2009, compared to $68.8 million in the 2008 period, a reduction of $7.7 million, or 11.2%. The decrease related primarily to a reduction in non-cash stock-based compensation expense and reduced professional fees. Additionally, 2008 was burdened by the loss on asset abandonment of $2.3 million. Depreciation and amortization expense was $37.7 million for the first nine months of 2009, compared to $37.0 million for the comparable prior year period.

Operating income was $71.4 million for the nine months ended September 30, 2009, compared to $29.8 million for the nine months ended September 30, 2008, an increase of $41.6 million. The first three quarters of 2009 includes a net tax benefit in the amount of $4.7 million (which is net of alternative minimum taxes). This benefit was recorded based on the expected tax benefit of certain depreciation deductions in 2009 that were limited in previous years by the IRS change-in-control rules. The first nine months of 2008 included a tax provision of $3.0 million.  Net income for the nine months ended September 30, 2009 was $74.7 million, or $2.96 per diluted share, compared to $25.0 million, or $1.02 per diluted share, for the prior year period.

Adjusted EBITDA for the first nine months of 2009 was $117.4 million, compared to $76.4 million for the first nine months of 2008. Adjusted EBITDA Margin was 44.2% for the first three quarters of 2009, compared to 33.2% in the comparable period of 2008.

Capital expenditures for the first nine months of 2009 were $80.0 million, compared to $82.9 million for the first three quarters of 2008.

As of September 30, 2009, cash and cash equivalent balances were $122.5 million, compared to $87.1 million at December 31, 2008. Additionally, at September 30, 2009, indebtedness for borrowed money totaled $33.8 million, compared to $36.0 million at December 31, 2008. The Company used $2.2 million to make its quarterly scheduled principal repayments during the second and third quarters of 2009.

Guidance
Based on the Company’s year-to-date financial performance, management raised its outlook for revenue for 2009 to a range of $355 million to $360 million.  Adjusted EBITDA Margin for 2009 is expected to be roughly in line with the actual Adjusted EBITDA Margin for the first nine months of 2009 of 44.2%.  Cash used for capital expenditures for 2009 is expected to be between $110 million and $120 million.  Management reiterated that it expects Adjusted EBITDA to exceed cash used for capital expenditures in 2009.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on sales of data centers, depreciation and amortization, and non-cash based stock compensation. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures.  AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings. AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes.  AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations, and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance based compensation.  However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein. For example, for 2009 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan excludes certain customer termination fees.  Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.

The Company also reviews revenue, net of contract termination revenue as well as revenue in local currency. Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue. Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations. Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call
AboveNet will hold a conference call to report third quarter 2009 results at 4:30 p.m. ET today, November 5, 2009.  The dial-in number for the conference call is (866) 394-9472, passcode 35991229.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at http://investors.above.net.  A replay of the call will be available from 7:30 p.m. ET on November 5 until 11:59 p.m. ET on November 12. To listen to the telephone replay in the U.S., please dial (800) 642-1687 and for international callers, please dial (706) 645-9291. The conference ID is 35991229. The webcast and the slide presentation will also be archived in the investor relations section of AboveNet’s website, under “Events and Presentations”.

About AboveNet, Inc.
AboveNet, Inc. provides high-bandwidth connectivity solutions for business and carriers. Its private optical network delivers key network and IP services in and among 15 top U.S. metro markets and London.  AboveNet's network is widely used in demanding markets such as financial services, media, health care, retail and government.  For more information about AboveNet, please visit the Company’s website at www.above.net.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the Company's financial and operating prospects, current economic trends and recessionary pressures, future opportunities, the Company's exposure to the financial services industry, and strength of competition and pricing.  The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events.  The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  A more detailed discussion of factors that may affect the Company's business or future financial results, is included in the Company's SEC filings, including, but not limited to, those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.  We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)*

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$122.5	$87.1
Restricted cash and cash equivalents	3.5	3.5
Accounts receivable, net of allowances of $1.5 and $1.3 at September 30, 2009 and
December 31, 2008, respectively	22.7	19.2
Prepaid costs and other current assets	13.7	9.8
Total current assets	162.4	119.6

Property and equipment, net of accumulated depreciation and amortization of $223.5 and
$207.4 at September 30, 2009 and December 31, 2008, respectively	446.3	398.4
Other assets	7.4	5.9
Total assets	$616.1	$523.9

LIABILITIES:
Current liabilities:
Accounts payable	$4.8	$13.9
Accrued expenses	66.6	65.9
Deferred revenue - current portion	27.2	24.8
Note Payable - current portion	4.3	3.2
Total current liabilities	102.9	107.8

Note Payable	29.5	32.8
Deferred revenue	93.7	88.5
Other long-term liabilities	10.3	10.5
Total liabilities	236.4	239.6

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or
outstanding	—	—
Common stock, 30,000,000 shares authorized, $0.01 par value, 24,432,992 issued and
23,912,888 outstanding at September 30, 2009, and 23,219,474 issued and 22,716,602
outstanding at December 31, 2008	0.2	0.2
Additional paid-in capital	300.7	279.9
Treasury stock at cost, 520,104 and 502,872 shares at September 30, 2009 and December 31,
2008, respectively	(16.6)	(16.3)
Accumulated other comprehensive loss	(9.1)	(9.3)
Retained earnings	104.5	29.8
Total shareholders’ equity	379.7	284.3
Total liabilities and shareholders’ equity	$616.1	$523.9

* All share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)*

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$92.4	$82.1	$265.8	$230.1

Costs of revenue (excluding depreciation and
amortization, shown separately below)	33.9	32.1	95.6	94.5
Selling, general and administrative expenses	20.3	22.9	61.1	68.8
Depreciation and amortization	13.5	12.2	37.7	37.0

Operating income	24.7	14.9	71.4	29.8

Other income (expense):
Interest income	-	0.5	0.3	1.4
Interest expense	(1.3)	(1.1)	(3.6)	(2.7)
Other (expense) income, net	(0.5)	(2.0)	1.9	(0.5)

Income before income taxes	22.9	12.3	70.0	28.0

Provision for (benefit from) income taxes	0.2	1.9	(4.7)	3.0

Net income	$22.7	$10.4	$74.7	$25.0

Income per share, basic:
Basic income per share	$0.96	$0.47	$3.22	$1.15

Weighted average number of common shares	23,500,655	22,068,514	23,151,861	21,667,166

Income per share, diluted:
Diluted income per share	$0.88	$0.42	$2.96	$1.02

Weighted average number of common shares	25,612,176	24,465,230	25,230,937	24,414,920

* All share and per share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows provided by operating activities:
Net income	$74.7	$25.0
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	37.7	37.0
Provision for equipment impairment and asset abandonment	0.9	2.7
Provision for bad debts	0.4	0.4
Non-cash stock-based compensation expense	8.3	9.6
Loss (gain) on sale or disposition of property and equipment, net	1.0	(1.2)
Changes in operating working capital:
Accounts receivable	(3.4)	(1.7)
Prepaid costs and other current assets	(3.7)	0.2
Accounts payable	(9.2)	(0.9)
Accrued expenses	(7.1)	(0.6)
Other assets	(1.5)	(0.1)
Deferred revenue and other long-term liabilities	6.9	6.0
Net cash provided by operating activities	105.0	76.4
Cash flows used in investing activities:
Proceeds from sales of property and equipment	—	1.7
Purchases of property and equipment	(80.0)	(82.9)
Net cash used in investing activities	(80.0)	(81.2)
Cash flows provided by financing activities:
Proceeds from exercise of options to purchase shares of common stock	7.7	—
Proceeds from exercise of warrants	4.8	10.7
Principal payment - note payable	(2.2)	—
Principal payment - capital lease obligation	(0.2)	(0.2)
Purchase of treasury stock	(0.3)	(1.7)
Proceeds from note payable, net of financing costs	—	22.3
Change in restricted cash and cash equivalents	—	1.3
Net cash provided by financing activities	9.8	32.4
Effect of exchange rates on cash	0.6	(0.5)
Net increase in cash and cash equivalents	35.4	27.1
Cash and cash equivalents, beginning of period	87.1	45.8
Cash and cash equivalents, end of period	$122.5	$72.9

Supplemental cash flow information:
Cash paid for interest	$2.0	$1.5
Cash paid for income taxes	$2.8	$0.8

Non-cash financing activity:
Non-cash exercise of warrants	$—	$3.2
Non-cash purchase of shares into treasury	$—	$3.2

ABOVENET, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Reconciliation of Net Income to Adjusted EBITDA

NET INCOME	$22.7	$10.4	$74.7	$25.0
Interest income	-	(0.5)	(0.3)	(1.4)
Interest expense	1.3	1.1	3.6	2.7
Other (income) expense, net	0.5	2.0	(1.9)	0.5
Provision for (benefit from) income taxes	0.2	1.9	(4.7)	3.0

OPERATING INCOME	24.7	14.9	71.4	29.8

Depreciation and amortization	13.5	12.2	37.7	37.0
Non-cash stock-based compensation	2.5	1.7	8.3	9.6

Adjusted EBITDA	$40.7	$28.8	$117.4	$76.4

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$40.7	$28.8	$117.4	$76.4
Revenue	$92.4	$82.1	$265.8	$230.1
Adjusted EBITDA Margin	44.0%	35.1%	44.2%	33.2%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue

Revenue	$92.4	$82.1	$265.8	$230.1
Contract termination revenue	0.3	4.4	3.0	6.7
Revenue, net of contract termination revenue	$92.1	$77.7	$262.8	$223.4